Seventh Amendment

To Automatic YRT Reinsurance Agreement

("Seventh Amendment")

Between RiverSource Life Insurance Co. of New York

(Hereinafter the "Ceding Company")

And

[*]

(Hereinafter the "Reinsurer")

Treaty ID: [*]

Reference is made to the Automatic YRT Reinsurance Agreement, dated effective [*], and identified as Treaty Number [*] (herein the "Agreement"), by and between RiverSource Life Insurance Co. of New York ("Ceding Company") and [*] ("Reinsurer"), as amended by First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, and the General Amendment effective [*] to the Agreement ("Prior Amendments"). The undersigned parties hereby agree that the Agreement, as amended by the Prior Amendments, shall be and is hereby amended as follows:

1.Exhibit B and Exhibit D of the Agreement, as amended by the Prior Amendments, are deleted and replaced by the attached revised Exhibit B and Exhibit D each marked "Revised [*]", in order to add coverage for new [*] and Variable Universal Life products and certain riders to these products, collectively the "[*] Plans". Reinsurance premiums for policies on these plans issued on or after [*] will be based on the new table shown as Schedule D-2. For the avoidance of doubt, the parties agree and acknowledge that: (i) There are no changes to Schedule D-1 or D-2, therefore they are not attached to this Seventh Amendment; (ii) Coverage for all other previously reinsured plans under the Agreement for existing and new business remains in force in accordance with the terms of the Agreement; and (iii) Reinsurance premiums, reinsurance allowances and Reinsurer's Percentage Share shall likewise remain unchanged for all previously reinsured plans.

2.The Agreement shall apply to all eligible policies issued on the [*] Plans with effective dates on or after [*], including any policies applied for on or after such date that are backdated up to six months. The Ceding Company will have the right to backdate policies up to six (6) months for the purpose of saving age. Such backdated policies will be covered by this Agreement even if the backdated issue age precedes the effective date of this Amendment. Notwithstanding the preceding, backdating to save age is not available to increase the Automatic Binding or Jumbo Limits stated in Exhibit B.

3.With respect to Article 8.3 relating to Transition, introduction of the [*] Plans into any jurisdiction shall be treated as separate from introduction of previously reinsured plans, such that in each instance there shall be a transition period as set forth in Article 8.3. For purposes of the introduction of the [*] Plans, the free look period administered by the Ceding Company will be ninety (90) days.

Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Agreement as amended by the Prior Amendments. Except as expressly amended above, all other terms of the Agreement, as amended by the Prior Amendments, together with all exhibits and attachments thereto, remain in full force and effect. This Seventh Amendment is effective [*] upon execution by both of the undersigned parties. This Seventh Amendment is made in duplicate and executed below by authorized officers of both parties.

RiverSource Life Insurance Co. of New York	[*]

[*]

Exhibit B (Revised [*])

PLANS COVERED AND BINDING LIMITS

The business reinsured under this Agreement is defined as follows:

B.1 Plans and Riders

Policies issued on plans with effective dates on or after the Commencement Date shown below qualify for reinsurance under the terms of this Agreement. It is understood that policies may be backdated by up to six (6) months from the date shown below.

[*]

B.Variable Universal Life Plans: The following variable universal life plans including any of the following riders when attached to one of the following plans (to be referred to in this

Exhibit B and Exhibit D as "VUL Plans"):

Plan Identification	Commencement Date
[*]	[*]

Variable Universal Life 6 (Form	[*]
138795, 2017 CSO Basis)

Riders:
Automatic Increasing Benefit	[*]
Rider (AIBR) (Form 38965)

Overloan Protection Benefit	[*]
(Form 138787)

Indexed Account Endorsement	[*]
(Form 112477)

Accounting Value Increase Rider	[*]
(Form 112823)

Death Benefit Option 3	[*]
Endorsement (Form 112540)

Endorsement about Distribution	[*]
of Policy Value (Form 112678)

[*]

The Indexed Account Endorsement will be added to all inforce and new Variable Universal Life 5 and Variable Universal Life 6 policies.

B.2 Basis

Cessions may be automatic, capacity facultative, or non-capacity facultative. Only mortality risk will be reinsured under this Agreement.

Automatic cessions shall be on a first dollar quota share basis with the Ceding Company retaining its Retained Share as described in Exhibit A. For automatic cessions, Net Amount at Risk in excess of the Retained Share will be ceded to a pool of reinsurers, subject to the Automatic Binding Limits and Jumbo Limits set forth herein.

[*]For VUL Plans with issue date prior to [*], Reinsurer's Percentage Share for purposes of calculating the Reinsured Net Amount at Risk is [*]. For VUL Plans with issue date on or after [*], Reinsurer's Percentage Share for purposes of calculating the Reinsured Net Amount at Risk is [*]. [*] Reinsured Net Amount at Risk is as defined in Article 5.

Facultative cessions will be negotiated on a case-by-case basis. Ceding Company at its discretion may submit any policy for facultative consideration rather than automatic cession or in cases where automatic capacity has been exhausted. For facultative cessions, the Ceding Company's Retained Share and the Reinsured Net Amount at Risk shall be determined in the manner described in Exhibit A.

[*]

B.3 Automatic Binding Limits

[*]

B.4 Jumbo Limits

[*]

B.5 Conditional Receipt or Temporary Insurance Agreement

The Reinsurer's liability will not exceed its proportionate share of

a)Five hundred thousand dollars ($500,000), or

b)One million dollars ($1,000,000) if the amount is ordered by a court of competent jurisdiction or the result of a settlement with the beneficiary.

B.6 Cession Limits

Minimum Initial Cession: None.

B.7 International Risks

Ceding Company may automatically cede risk on any international client in accordance with the eligibility criteria and application requirements set forth in the Ceding Company's "Guidelines for Underwriting International Clients and Taking Applications from Non- Residents". The parties acknowledge that the guidelines in use as of the effective date have been supplied to and approved by the Reinsurer.

The Ceding Company will promptly notify the Reinsurer of any proposed material changes in its "Guidelines for Underwriting International Clients and Taking Applications from Non- Residents". This Agreement will not extend to policies issued pursuant to such changes unless the Reinsurer has consented in writing to accept policies subject to such changes.

Exhibit D (Revised [*])

REINSURANCE PREMIUMS

D.1 Premiums and Allowances

Plans covered under this Agreement will be reinsured on a YRT basis.

[*]

D.2 Age Basis

Age Nearest Birthday

D.3 Policy Fees

The Reinsurer will not participate in any policy fees.

D.4 Substandard Premiums

[*]

D.5 Riders and Benefits

AIBR (Automatic Increase Benefit Rider) – Elected increases will be proportionately reinsured using the premiums for the base coverage, at point-in-scale.

AdvanceSource Rider (Accelerated Benefit Rider for Chronic Illness/LTC Rider) – Any such rider is not reinsured under this Agreement, but payments made under such a rider are taken into account when determining Reinsured Net Amount at Risk as defined in Article 5 – Reinsured Risk Amounts.

Overloan Protection Benefit – If certain conditions are met and this rider is exercised, the policy becomes paid up insurance. Reinsurance premiums would continue to be paid for any remaining Reinsured Net Amount at Risk until policy termination.

Accelerated Death Benefit – If Ceding Company pays an accelerated death benefit under the terms of the policy contract, the reinsurance coverage will continue unaffected until the death of the insured.

The following benefits are not reinsured under this Agreement:

Waiver of Monthly Deduction Rider (WMD)

Waiver of Premium Rider (WP)

Children's Insurance Rider (CIR)

Accidental Death Benefit Rider (ADB)

Charitable Giving Benefit (CGB)

D2-1